Exhibit (d)(32)

[SAM Letterhead]

February[    ], 2008

Edward J. Roach

President

The RBB Fund, Inc.

Bellevue Park Corporate Center

103 Bellevue Parkway

Wilmington, DE 19809

Re:	The RBB Fund - SAM Sustainable Water Fund and SAM Sustainable Climate Fund (the “Funds”)

Dear Mr. Roach:

By our execution of this letter agreement (the “Agreement”), intending to be legally bound hereby and effective as of the date noted above, Sustainable Asset Management USA, Inc. (“SAM”) agrees that in order to maintain the established expense ratios of the Funds of The RBB Fund, Inc., SAM shall, until further notice, but in no event terminating before December 31, 2011, waive all or a portion of its investment advisory fees and/or reimburse expenses (other than brokerage commissions, extraordinary items, interest, taxes and any other items as agreed upon by both parties from time to time) in an aggregate amount equal to the amount by which the Funds’ total operating expenses (other than brokerage commissions, extraordinary items, interest, taxes and any other items as agreed upon by both parties from time to time) exceeds a total operating expense ratio (other than brokerage commissions, extraordinary items, interest, taxes and any other items as agreed upon by both parties from time to time) of:

•	1.75% of the average daily net assets the Investor Class shares of the SAM Sustainable Water Fund and SAM Sustainable Climate Fund; and

•	1.50% of the average daily net assets of the Institutional Class shares of the SAM Sustainable Water Fund and SAM Sustainable Climate Fund

Except to the extent of questions arising over miscalculated fees or a good faith dispute over the excluded categories described above, SAM acknowledges that (1) it shall not be entitled to collect on or make a claim for waived fees at any time in the future, and (2) it shall not be entitled to collect on or make a claim for reimbursed Fund expenses at any time in the future.

SUSTAINABLE ASSET MANAGEMENT USA, INC.

By:
Name:
Title:

Your signature below acknowledges acceptance of this Agreement:

By:
Edward J. Roach President and Treasurer The RBB Fund, Inc.